Exhibit B

                       Money  Pool Rule 24
                       Transaction Report
                            Bank Loans

Company  Trans. Date   Transaction      Balance           Lending Bank
  ELI       2/1/02     $15,000,000    $15,000,000    Hibernia National Bank
  ELI       3/29/02   ($15,000,000)            $0    Hibernia National Bank